                                                                    EXHIBIT 4(p)


                                                        January 20, 1998


                                  LES, Inc.
                    Senior Secured Bank Credit Facilities
                    Amended and Restated Commitment Letter


Laidlaw Environmental Services, Inc.
LES, Inc.
1301 Gervais Street
Columbia, South Carolina 29211

Attention:  Mr. Kenneth W. Winger
            President and Chief Executive Officer

Ladies and Gentlemen:

        You have advised The Toronto-Dominion Bank ("TD") and TD Securities
(USA), Inc. ("TDSI") that Laidlaw Environmental Services, Inc., a Delaware corporation ("LESI"), through its wholly owned subsidiary LES, Inc., a Delaware corporation (the "Borrower"), is interested in acquiring (the "Acquisition") an entity you have identified in writing to TD and TDSI (the "Acquired Company"). We understand that the Acquisition would be accomplished by means of either (i) a tender offer followed by a merger between the Acquired Company and a wholly owned subsidiary of the Borrower or (ii) a merger between the Acquired Company and a wholly owned subsidiary of the Borrower. As consideration for the Acquisition, the shareholders of the Acquired Company will receive reconsideration in the form of cash (in an aggregate amount not exceeding $1,110,000,000) and common stock of LESI, and after giving effect to the Acquisition, the Acquired Company will be a wholly owned subsidiary of the Borrower. In that connection, you have requested that TDSI agree to structure, arrange and syndicate senior secured credit facilities to be made available to the Borrower in an aggregate amount of up to $2,100,000,000 (the "Facilities") and that TD commit to provide $1,400,000,000 of the Facilities and to serve as administrative agent for the Facilities. The Facilities would be used to finance the Acquisition and related costs and expenses, to refinance and restate the Borrower's existing Credit Agreement, dated as of May 9, 1997 under which Toronto Dominion (Texas), Inc. is General Administrative Agent (the "Existing Credit Agreement"), and to finance the working capital and general corporate needs of the Borrower and its subsidiaries following the Acquisition Pursuant to the Commitment Letter, dated October 31, 1997, between us and you (the "Original Commitment Letter"), TD provided a commitment in respect of the credit facilities referred to therein. This Amended and Restated Commitment Letter (this "Commitment Letter") amends and restates in its entirety the Original Commitment Letter.

Laidlaw Environmental
  Services, Inc.                      -2-                       January 20, 1988



        TDSI is pleased to advise you that it is willing to act as exclusive advisor and arranger for the Facilities.

        Furthermore, TD is pleased to advise you of its commitment to provide $1,400,000,000 of the Facilities upon the terms and subject to the conditions set forth or referred to in this commitment letter (the "Commitment Letter") and in the Summary of Terms and Conditions attached hereto as Exhibit A (the "Term Sheet"). Furthermore, TDSI is pleased to advise you that it will use its reasonable best efforts to syndicate the remaining $700,000,000 of the Facilities on the terms and conditions set forth herein and in the Term Sheet (the $1,400,000,000 commitment of TD hereunder being subject to the successful syndication of such remaining $700,000,000). In this connection TDSI is pleased to advise you that it has received commitments from other institutions for $400,000,000 of such remaining $700,000,000.

        It is agreed that TD will act as the sole and exclusive Administrative Agent, and that TDSI will act as the sole and exclusive advisor and arranger, for the Facilities, and each will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Facilities unless you and we shall so agree.

        We intend to syndicate the Facilities (including, in our discretion, all or part of TD's commitment hereunder) to a group of financial institutions (together with TD, the "Lenders") identified by us in consultation with you. TDSI intends to commence syndication efforts to a small group of institutions approved by you promptly upon the execution of this Commitment Letter, and retains the right to commence the general syndication at any time TDSI deems appropriate, provided, that TDSI shall give you at least five business days' prior notice of its intention to commence a general syndication, during which time you have the right to terminate the commitments of TD hereunder. You agree to actively assist TDSI in completing a syndication satisfactory to it. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from the Borrower's existing lending relationships and, to the extent practicable, the existing lending relationships of the Acquired Company, (b) direct contact between senior management and advisors of the Borrower and the proposed Lenders, (c) assistance in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication and (d) the hosting, with TDSI, of one or more meetings of prospective Lenders.

Laidlaw Environmental
  Services, Inc.                     -3-                       January 20, 1998

     TDSI will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist TDSI in its syndication efforts, you agree promptly to prepare and provide to TDSI and TD all information with respect to the Borrower, the Acquired Company, the Acquisition and the other transactions contemplated hereby, including all financial information and projections (the "Projections"), as we may reasonably request in connection with the arrangement and syndication of the Facilities. You hereby represent and covenant that (a) all information other than the Projections (the "Information") that has been or will be made available to TD or TDSI by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to TD or TDSI by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions. You understand that in arranging and syndicating the Facilities we may use and rely on the Information and Projections without independent verification thereof.

     As consideration for TD's commitment hereunder and TDSI's agreement to perform the services described herein, you agree to pay to TD the nonrefundable fees set forth in the Amended and Restated Fee Letter dated the date hereof and delivered herewith (the "Fee Letter").

     TD and TDSI shall be entitled, with your consent (which shall not be unreasonably withheld), to change the structure, terms, pricing or amount of, or to eliminate, any of the Facilities if TD and TDSI determine that such changes are advisable in order to ensure a successful syndication or an optimal credit structure and if the aggregate amount of the Facilities shall remain unchanged.

     TD's commitment hereunder and TDSI's agreement to perform the services described herein are subject to (a) there not occurring or becoming known to us any material adverse condition or material adverse change in or affecting the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries, taken as a whole, or the Acquired Company and its subsidiaries taken as a whole, (b) our completion of and satisfaction in all respects with a due diligence investigation of the Borrower and the Acquired Company, (c) our not becoming aware after the date hereof of any information or other matter affecting the Borrower, the Acquired Company, or the transactions contemplated hereby which is inconsistent in a material and adverse manner with any such information or other matter disclosed to us

Laidlaw Environmental
 Services, Inc.                      -4-                       January 20, 1998


prior to the date hereof, (d) there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that, in our judgment, could materially impair the syndication of the Facilities, (e) our satisfaction that prior to and during the syndication of the Facilities there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or any affiliate thereof without prior consultation with and consent of TD and TDSI, (f) the negotiation, execution and delivery on or before March 31, 1998 (or such later date, if any, that may be agreed to by the parties hereto as provided in the Fee Letter) of definitive documentation with respect to the Facilities satisfactory to TD and its counsel and (g) the other conditions set forth or referred to in the Term Sheet. The terms and conditions of TD's commitment hereunder and of the Facilities are not limited to those set forth herein and in the Term Sheet. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of TD, TDSI and the Borrower.

        You agree (a) to indemnify and hold harmless TD, TDSI, their affiliates and their respective officers, directors, employees, advisors, and agents (each, an "indemnified person") from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Facilities, the use of the proceeds thereof, the Acquisition or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they arise from the willful misconduct or gross negligence of such indemnified person, and (b) to reimburse TD, TDSI and their affiliates on demand for all out-of-pocket expenses (including due diligence expenses, syndication expenses, consultant's fees and expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Facilities and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter, the Original Commitment Letter and the documents referred to therein and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any indirect or consequential damages in connection with its activities related to the Facilities.

        This Commitment Letter shall not be assignable by you without the prior written consent of TD and TDSI (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, TD and TDSI. This Commitment
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Laidlaw Environmental
 Services, Inc.                      -5-                        January 20, 1998


Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

        This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet, the Fee Letter, the Original Commitment Letter and the Term Sheet and Fee Letter referred to in the Original Commitment Letter, nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, agents and advisors who are directly involved in the consideration of this matter, including parties to the Acquisition, or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof), provided, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and the Fee Letter referred to in the Original Commitment Letter and their terms and substance) after this Commitment Letter has been accepted by you.

        The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or TD's commitment hereunder.

        If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on January 23, 1998. TD's commitment and TDSI's agreements herein will expire at such time in the event TD has not received such executed counterparts and such amounts in accordance with the immediately preceding sentence.

Laidlaw Environmental
 Services, Inc.                      -6-                        January 20, 1998

        We are pleased to have been given the opportunity to assist you in connection with this financing.


                                        Very truly yours,

                                        THE TORONTO-DOMINION BANK


                                        By: WADE C. JACOBSEN
                                            --------------------------------
                                            Title:  MANAGING DIRECTOR


                                        TD SECURITIES (USA) INC.


                                        By: BRENDAN J. O'HALLORAN
                                            --------------------------------
                                            Title:  MANAGING DIRECTOR



Accepted and agreed to
as of the date first
written above by:

LAIDLAW ENVIRONMENTAL SERVICES, INC.

By: PAUL HUMPHREYS
    --------------------------------
    Title:  SENIOR VICE PRESIDENT &
            CHIEF FINANCIAL OFFICER


LES, INC.


By: PAUL HUMPHREYS
    --------------------------------
    Title:  SENIOR VICE PRESIDENT &
            CHIEF FINANCIAL OFFICER